EXHIBIT 99.1

Company Contact:

Mark L. Weinstein, President & CEO

Ted I. Kaminer, CFO

Tel: (267) 757-3000

Porter, LeVay & Rose, Inc.

Linda Decker, VP - Investor Relations

Margarerit Drgos, VP -- Media Relations

Jeff Myhre, VP - Editorial

Tel: (212) 564-4700

FOR IMMEDIATE RELEASE

BIO-IMAGING TECHNOLOGIES COMPLETES ACQUISITION OF

HEART CORE B.V. OF LEIDEN, THE NETHERLANDS

NEWTOWN, PA - December 13, 2004 -- Bio-Imaging Technologies, Inc. (NASDAQ NMS: BITI) today announced it has completed the acquisition of Heart Core B.V., a leading global provider of centralized imaging analysis services in the field of cardiovascular, pulmonary and orthopedic clinical research. Heart Core was partly owned by Libertatis Ergo Holding, a wholly-owned holding of the University of Leiden.

The acquisition follows Bio-Imaging's previously announced strategy of expansion by strengthening its cardiovascular expertise. Heart Core specializes in a various quantitative image analysis services including: Quantitative Coronary Angiography (QCA), Cardiac MRI and CT, Ultrasound, Intravascular Ultrasound (IVUS) and Peripheral Quantitative Angiography (QVA). Founded in 1996 and headquartered in Leiden, The Netherlands, Heart Core also has substantial expertise in ECG analysis, nuclear medicine and orthopedics.

Mark Weinstein, President and CEO of Bio-Imaging, said, "We have the greatest respect for the work Heart Core has done over the last several years, not only from a scientific standpoint but also from a business perspective. We are buying a profitable entity that is at the cutting edge of a field in which we want to work. Heart Core's capabilities increase our addressable markets within pharmaceutical clients and provide a strong entry into the major medical device manufacturers."

In addition to the assets and contracts of Heart Core, Bio-Imaging's purchase brings world-class talent to an already exceptional scientific team. All of Heart Core's staff will be retained by Bio-Imaging. The addition of Heart Core's Managing Director Anton van Weert, Ph.D. and the expertise of Prof. Johan H.C. Reiber, Ph.D. increase the depth and breadth of an already strong management team, and it further strengthens Bio-Imaging's clinical expertise.

Further, Heart Core has worked closely in the past with the Department of Radiology and the Division of Image Processing (LKEB) at Leiden University Medical Center as well as with Medis medical imaging systems B.V., a leading developer of analytical software solutions for the quantification of medical images. Bio-Imaging intends to maintain these relationships as it integrates Heart Core's operations into its own Leiden-based operations.

John Blank, the Managing Director of Bio-Imaging's European Operations, foresees a smooth transition, saying, "Heart Core is a known quantity for us, having worked on projects with their outstanding team. They are a highly qualified and intellectually rigorous group that is as dedicated to excellence as we are. I am also pleased to announce that the combined entities will be operating out of a single office within the next few weeks. This rapid relocation will allow us to expedite the integration of the organizations and to move forward quickly with new business opportunities.

Prof. Reiber, General Director of Heart Core, added, "This is a case of the sum being greater than its parts. Both organizations will be able to achieve more under the same roof. We believe that together there is tremendous potential in multiple areas in the quantitative and qualitative assessment of the clinical imaging data. Ours is also a people-based business, and there are great opportunities in learning from one another as part of the same company."

Mr. Weinstein concluded, "I look forward to the integration process and the subsequent marketing of our new enhanced capabilities. Beyond Heart Core, we will continue to evaluate and pursue additional acquisition opportunities."

Additional information on Heart Core and their services can be found at www.heartcore.nl.

Bio-Imaging Technologies, Inc. is a healthcare contract service organization providing services that support the product development process of the pharmaceutical, biotechnology and medical device industries. The Company has specialized in assisting its clients in the design and management of the medical-imaging component of clinical trials since 1990. Bio-Imaging serves its clients on a global basis through its US Core Lab in Newtown, PA, its European Core Lab in Leiden, The Netherlands, and business offices in Massachusetts, the United Kingdom and Germany. Through its recently acquired CapMed division, Bio-Imaging provides the Personal HealthKey™ technology and the Personal Health Record (PHR) software allowing patients to better monitor and manage their health care information.

Certain matters discussed in this press release are "forward-looking statements" intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. In particular, the Company's statements regarding trends in the marketplace and potential future results are examples of such forward-looking statements. The forward-looking statements include risks and uncertainties, including, but not limited to, the successful consummation and integration of proposed acquisitions, the timing of projects due to the variability in size, scope and duration of projects, estimates made by management with respect to the Company's critical accounting policies, regulatory delays, clinical study results which lead to reductions or cancellations of projects, and other factors, including general economic conditions and regulatory developments, not within the Company's control. The factors discussed herein and expressed from time to time in the Company's filings with the Securities and Exchange Commission could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstance.

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